     As filed with the Securities and Exchange Commission on September  30, 1998
                                                       Registration No. 333-

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                          __________________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                          __________________________

                             INFOSEEK CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          __________________________



          CALIFORNIA                        7372                      77-0353450
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)    IDENTIFICATION NUMBER)

                            1399 MOFFETT PARK DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                (408) 543-6000
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                          __________________________

                                HARRY M. MOTRO
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             INFOSEEK CORPORATION
                            1399 MOFFETT PARK DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                (408) 543-6000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                          __________________________

                                          Copies to:
     AARON J. ALTER, ESQ.            ANDREW E. NEWTON, ESQ.          JORGE DEL CALVO, ESQ.
   N. ANTHONY JEFFRIES, ESQ.          INFOSEEK CORPORATION        ALLISON LEOPOLD TILLEY, ESQ.
WILSON SONSINI GOODRICH & ROSATI     1399 MOFFETT PARK DRIVE     PILLSBURY MADISON & SUTRO, LLP
   PROFESSIONAL CORPORATION        SUNNYVALE, CALIFORNIA 94089        2550 HANOVER STREET
      650 PAGE MILL ROAD                 (408) 543-6000           PALO ALTO, CALIFORNIA 94304
 PALO ALTO, CALIFORNIA 94304          FAX:  (408) 734-9358              (650) 233-4500
       (650) 493-9300                                                FAX:  (650) 233-4545
    FAX:  (650) 493-6811

                          __________________________

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                          __________________________

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
       TITLE OF EACH CLASS OF          AMOUNT TO        PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
     SECURITIES TO BE REGISTERED    BE REGISTERED(1)     OFFERING PRICE     AGGREGATE OFFERING     REGISTRATION
                                                         PER SHARE (2)           PRICE(2)               FEE
------------------------------------------------------------------------------------------------------------------
Common Stock, no par value.....    521,000 shares          $24.25              $12,634,250             $3,728
==================================================================================================================

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2) Estimated solely for the purpose of computing the registration fee, based on the average high and low price of the Common Stock as reported on the Nasdaq National Market on September 23, 1998, in accordance with Rule 457(c) under the Securities Act of 1933.

                          __________________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


PROSPECTUS         SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 1998



                                521,000 SHARES

                             INFOSEEK CORPORATION

                                 COMMON STOCK

                                 ____________


     This Prospectus relates to the public offering, which is not being underwritten, of shares of the common stock ("Common Stock") of Infoseek Corporation, a California corporation (hereinafter referred to as "Infoseek" or the "Company" which terms include predecessors and affiliates unless the context otherwise requires), offered from time to time by the Selling Stockholders named herein (the "Selling Stockholders") for their own benefit. It is anticipated that the Selling Stockholders will generally offer shares of Common Stock for sale at prevailing prices on the Nasdaq National Market on the date of sale.
The Company will receive no part of the proceeds of sales made hereunder. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

     The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares. The Company and certain Selling Stockholders have agreed to indemnify the other and their respective controlling persons against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "SEEK." On September 29, 1998, the last reported sale price of the Company's Common Stock was $25.75 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

     The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

                                 ____________


           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION, NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                    COMMISSION PASSED UPON THE ACCURACY OR
                       ADEQUACY OF THIS PROSPECTUS.  ANY
                        REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                                 ____________

               THE DATE OF THIS PROSPECTUS IS           , 1998.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Incorporation of Certain Documents by Reference...........................    2
The Company...............................................................    3
Risk Factors..............................................................    4
Selling Stockholders......................................................   16
Plan of Distribution......................................................   17
Legal Matters.............................................................   18
Experts...................................................................   18
Available Information.....................................................   18
Additional Information....................................................   18

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act, are incorporated in this Prospectus by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;
     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;
     3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;
     4.   The Company's Current Report on Form 8-K filed on January 28, 1998;
     5. The Company's Current Report on Form 8-K filed on May 22, 1998, as amended on August 10, 1998; and
     6. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on June 5, 1996.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial registration statement relating to this offering and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such document (all such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein. Requests for such copies should be directed to Infoseek Corporation, 1399 Moffett Park Drive, Sunnyvale, California 94089, Attention: Andrew E. Newton, Vice President and General Counsel (telephone: (408) 543-6000). The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the Incorporated Documents.

                                  THE COMPANY

     Infoseek provides leading Internet search and navigation technology, products and services that use the Web to connect its viewers' personal, work and community lives. As a "connected" media company, the Company is able to segment viewers by interest area, providing advertisers with focused and targeted audiences. The Infoseek Service is a comprehensive Internet gateway that combines search and navigation with directories of relevant information sources and content sites, offers chat and instant messaging for communicating shared interests and facilitates the purchase of related goods and services.

     In June 1998, the Company entered into agreements with Starwave Corporation("Starwave"), a Washington corporation, and with The Walt Disney Company, a Delaware corporation, and certain Disney subsidiaries (collectively "Disney") relating to an acquisition of Starwave by the Company through a merger and exchange of shares (the "Starwave Acquisition") pursuant to an Agreement and Plan of Reorganization (the "Reorganization Agreement") and the issuance of common stock and warrants to purchase common stock of the Company to Disney. As result of the transactions, Disney will acquire an approximately 43% stake in the Company in exchange for its ownership position in Starwave and an equity investment in the Company of approximately $70 million in cash and a note in principal amount of $139 million. The warrants will enable Disney to achieve a majority stake in the Company over time. The shareholders of Starwave other than Disney will also receive common stock of the Company in exchange for their Starwave shares. The Starwave Acquisition is to be accounted for as a purchase transaction and the agreements are subject to customary closing conditions including shareholder approvals and governmental regulatory approvals.

     In addition, the Company and Disney have proposed to establish a strategic relationship concerning the development, launch and promotion of a planned new Internet portal service (the "New Portal Service") that would combine certain content, promotion, brands and technologies of Infoseek, Starwave and its joint ventures relating to ESPN SportsZone, ABCNews.com and certain Disney web sites. In connection with the New Portal Service, a subsidiary of Disney has agreed to provide, and the Company has agreed to purchase, $165 million in promotional support and activities over five years.

     In July 1998, the Company entered into an agreement to acquire Quando, Inc., a Oregon corporation, in exchange for approximately $17 million, subject to adjustment, in shares of the Company's common stock. Quando creates and licenses regularly-updated customized directories, including shopping guides, event guides, content directories, audio clip libraries, review guides and data for website rating guides. The transaction is subject to customary closing conditions including shareholder approval by Quando and is expected to close after the closing of the transactions with Disney described above. The Company expects to account for this acquisition as a purchase transaction.

     Infoseek's executive offices are located at 1399 Moffett Park Drive, Sunnyvale, California 94089 and its phone number is (408) 543-6000.

     Infoseek and the Infoseek logo are registered trademarks and Ultraseek and Ultamatch are trademarks of Infoseek. This Prospectus contains and incorporates by reference registered trademarks and trademarks of Infoseek and of other companies.

                                 RISK FACTORS

     In evaluating the Company's business, prospective investors should carefully consider the following risk factors in addition to the other information set forth herein or incorporated herein by reference. Statements in this "Risk Factors" section regarding expectations or future events and certain sections of the Incorporated Documents (identified with more particularity in such Incorporated Documents) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements included in this document or incorporated herein by reference are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of the factors set forth below and elsewhere in this document and in the Incorporated Documents.

     Limited Operating History; Historical Losses; Anticipation of Continued Losses. Infoseek's limited operating history makes it difficult to manage operations and predict future operating results. Infoseek has incurred significant net losses since inception and expects to continue to incur significant losses on a quarterly and annual basis in 1998 and may do so in subsequent fiscal periods. As of June 30, 1998, Infoseek had an accumulated deficit of $51,097,000. Infoseek and its prospects must be considered in light of the risks, costs and difficulties frequently encountered by companies in their early stage of development, particularly companies in the new and rapidly evolving Internet market. There can be no assurance that Infoseek will be able to address any of these challenges. Although Infoseek has experienced significant revenue growth in 1997 and the first half of 1998, there can be no assurance that this growth rate will be sustained or that revenues will continue to grow or that Infoseek will achieve profitability. In 1997 and the first half of 1998, Infoseek significantly increased its operating expenses as a result of a substantial increase in its sales and marketing efforts, development of new distribution channels, expansion of its customer support capabilities and to fund greater levels of research and development. Further increases in operating expenses are planned during fiscal 1998. To the extent that any such expenses are not timely followed by increased revenues, Infoseek's business, results of operations, financial condition and prospects would be materially adversely affected.

     Relationship with Netscape; Reliance on Third Party Sources of Traffic and Advertising Sales. Infoseek relies in part on third party sources of traffic to its web site, including Netscape and Microsoft, among others, pursuant to contractual arrangements which generally have terms of one year or less. For the year ended December 31, 1997 and the six months ended June 30, 1998, approximately 46% and 31% of the aggregate page views on Infoseek's web site were generated by traffic derived from third party sources. Since March 1995, Infoseek has been a featured provider of navigational services on the Web page of Netscape. In 1996 and 1997 and during the first half of 1998, approximately 65%, 33% and 18%, respectively, of all page views served on the Infoseek Service came from traffic attributable to the Netscape web page. As of June 1, 1998, Infoseek entered into a one-year agreement with Netscape with terms that provide for Infoseek to pay, based upon the level of impressions delivered, up to an aggregate of $12,500,000 in cash to be one of the six non-exclusive premier providers of navigational services (along with Excite, Netscape, Lycos, Alta Vista, and LookSmart). Under terms of the agreement, which expires May 31, 1999, Infoseek will receive 15% of premier provider rotations--the pages served to visitors who have not selected a preferred provider. The payments to Netscape are being recognized ratably over the term of the agreement. Infoseek also has an agreement with Microsoft, which expires August 31, 1999, to be one of five premier providers of search and navigational services on certain Microsoft web sites through which Infoseek also receives traffic. Under the agreement with Microsoft, Infoseek is obligated to pay an aggregate of $10,675,000 for a guaranteed number of impressions and could be obligated to pay up to a maximum of $18,000,000 for additional impressions beyond the quaranteed level. At the end of the agreement term, there can be no assurance that these or other similar agreements can or will be renewed on terms satisfactory to Infoseek. If Infoseek is unable to renew these or other similar agreements on favorable terms or is otherwise unable to develop viable alternative distribution channels to Netscape or Microsoft or is otherwise unable to offset a reduction in traffic from these or other third party sources, advertising revenues would be adversely affected, resulting in Infoseek's business, results of operations, financial condition and prospects being materially and adversely affected. In addition, Infoseek recently entered into an agreement with WebTV Networks, Inc. ("WebTV") pursuant to which Infoseek will be the exclusive provider of search and directory services to

WebTV. Under this two year agreement, Infoseek is responsible for managing advertising sales for all of WebTV's search traffic and the substantial majority of WebTV's current non-search traffic. Pursuant to the agreement, Infoseek is obligated to make cash payments to WebTV totaling $26 million, with $15 million of such amount being payable in advance for the first five quarters during which the agreement is in effect and the remaining $11 million being payable ratably over the last three quarters of the agreement term. Such payments by Infoseek are subject to reimbursement in the event that WebTV is unable to deliver a minimum of 4.5 billion impressions over the life of the agreement. Infoseek is to receive all of the revenue generated from such advertising sales up to a predetermined amount that is in excess of Infoseek's total payment obligations to WebTV under the agreement, with allocations of such revenue between Infoseek and WebTV being made beyond this pre-determined amount. There can be no assurance that Infoseek will be able to sell the available advertising inventory of WebTV under this agreement or be able to collect the receivables resulting from such advertising sales, which could have a material adverse effect on Infoseek's business, results of operations and financial condition.

     Potential Fluctuations in Future Results. As a result of Infoseek's limited operating history as well as the recent emergence of both the Internet and intranet markets addressed by Infoseek, Infoseek has neither internal nor industry-based historical financial data for any significant period of time upon which to project revenues or base planned operating expenses. Infoseek expects that its results of operations may also fluctuate significantly in the future as a result of a variety of factors, including: the continued rate of growth, usage and acceptance of the Internet and intranets as information media; the rate of acceptance of the Internet as an advertising medium and a channel of commerce; demand for Infoseek's products and services; the advertising budgeting cycles of individual advertisers; the introduction and acceptance of new, enhanced or alternative products or services by Infoseek or by its competitors; Infoseek's ability to anticipate and effectively adapt to a developing market and to rapidly changing technologies; Infoseek's ability to attract, retain and motivate qualified personnel; initiation, implementation, amendment, renewal or expiration of significant contracts with Borders Group, Inc. ("Borders OnLine"), Microsoft, Netscape and others; pricing changes by Infoseek or its competitors; specific economic conditions in the Internet and intranet markets; general economic conditions; and other factors. Substantially all of Infoseek's revenues have been generated from the sale of advertising, and Infoseek expects to continue to derive substantially all of its revenues from selling advertising and related products for the foreseeable future. Moreover, most of Infoseek's contracts with advertising customers have terms of three months or less. Advertising revenues are tightly related to the amount of traffic on Infoseek's web site, which is inherently unpredictable. Accordingly, future sales and operating results are difficult to forecast. Infoseek's expense levels are based, in part, on its expectations as to future revenues and, to a significant extent, are not expected to decrease, at least in the short term. Infoseek may not be able to adjust spending in a timely manner to compensate for any future revenue shortfall. Accordingly, any significant shortfall in relation to Infoseek's expectations would have an immediate material adverse impact on Infoseek's business, results of operations, financial condition and prospects.

     In addition, Infoseek may elect from time to time to make certain pricing, service or marketing decisions or acquisitions that could have a short-term material adverse effect on Infoseek's business, results of operations, financial condition and prospects and which may not generate the long-term benefits intended. From time to time, Infoseek has entered into and may continue to enter into strategic relationships with companies for cross service advertising, such as Infoseek's relationship with United Parcel Service of America, Inc. ("UPS"). Infoseek's revenues have in the past been, and may in the future continue to be, partially dependent on its relationship with its strategic partners. Such strategic relationships have and may continue to include substantial one-time or up front payments from Infoseek's partners.
Accordingly, Infoseek believes that its quarterly revenues are likely to vary significantly in the future, that period-to-period comparisons are not necessarily meaningful and that such comparisons should not necessarily be relied upon as an indication of Infoseek's future performance. Due to the foregoing factors, it is likely that in future periods, Infoseek's operating results may be below the expectations of public market analysts and investors. In such event, the price of Infoseek's common stock would likely be materially adversely affected.

     Developing Market; Unproven Acceptance of Internet Advertising and of the Infoseek's Products and Services. Infoseek's future success is highly dependent upon the increased use of the Internet and intranets for information publication, distribution and commerce. The market for Infoseek's products and services has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants with products and services for use on the Internet and intranets. Most of Infoseek's advertising customers have only limited experience with the Internet as an advertising medium, have not yet devoted a significant portion of their advertising expenditures to Internet-based advertising, and may not find such advertising to be effective for promoting their products and services relative to traditional print and broadcast media. No standards have been widely accepted for the measurement of the effectiveness of Internet based advertising, and there can be no assurance that such standards will develop sufficiently to support the Internet as a significant advertising medium. The Internet industry is young and has few proven products and services. In particular, because Infoseek expects to derive substantially all of its revenues in the foreseeable future from sales of Internet advertising, the future success of Infoseek is highly dependent on the development of the Internet as an advertising medium. If the market fails to continue to develop, develops more slowly than expected or becomes saturated with competitors, or if Infoseek's products and services do not achieve or sustain acceptance by Internet users or advertisers, Infoseek's business, results of operations, financial condition and prospects would be materially adversely affected. Infoseek believes that advertising sales in traditional media, such as television, are generally lower in the first and third calendar quarters of each year as compared with the respective preceding quarters and that advertising expenditures fluctuate significantly with economic cycles. Depending on the extent to which the Internet is accepted as an advertising medium, seasonality and cyclicality in the level of advertising expenditures generally could become more pronounced for this medium. Seasonality and cyclicality in advertising expenditures generally, or with respect to Internet-based advertising specifically, could have a material adverse effect on Infoseek's business, financial condition and operating results.

     Risks Associated with Brand Development. Infoseek believes that establishing and maintaining the Infoseek brand is a critical aspect of its efforts to attract and expand its audience and that the importance of brand recognition will increase due to the growing number of Internet sites and the relatively low barriers to entry. Promotion and enhancement of the Infoseek brand will depend largely on Infoseek's success in providing high-quality products and services and in designing and implementing effective media promotions, which success cannot be assured. In order to attract and retain Internet users and to promote and maintain the Infoseek brand in response to competitive pressures. Infoseek believes it is necessary to increase substantially its financial commitment to creating and maintaining a distinct brand loyalty among consumers. If Infoseek is unable to provide high-quality products and services, design and implement effective media promotions or otherwise fails to promote and maintain its brand, or if Infoseek incurs excessive expenses in an attempt to improve its products and services or promote and maintain its brand, Infoseek's business, results of operations, financial condition and prospects would be materially and adversely affected.

     Intense Competition. The market for Internet and intranet products and services is highly competitive, and Infoseek expects that competition will continue to intensify. The market for Internet and intranet search and navigational services has only recently begun to develop, and Infoseek cannot predict with any certainty how competition will affect Infoseek, its competitors or its customers. Infoseek also believes that the Internet market increasingly will require portal services to integrate a more robust array of multimedia content and services. As such, Infoseek believes that its future success in part will depend upon its ability to effectively and timely integrate such content and services, including but not limited to further advancements in search and directory and other technologies and functionality, development of on-line communities, implementation of electronic commerce and provision of rich and diverse multimedia content. There can be no assurance that Infoseek will be able to compete successfully or that the competitive pressures faced by Infoseek, including those listed below, will not have a material adverse effect on Infoseek's business, results of operations, financial condition and prospects. Infoseek believes it faces numerous competitive risks, including the following:

          Competition from Consolidated Internet Products. A number of companies offering internet products and services, including direct competitors of Infoseek, recently have begun to integrate multiple features within the products and services they offer to consumers. Integration of Internet products and services is occurring through development of competing products and through acquisitions of, or entering into joint ventures and/or licensing arrangements involving, competitors of Infoseek. For example, Netscape has recently announced that it has signed a two-year strategic partnership with Excite to build out content based channels jointly for Netscape's Web site and to create co-branded search, thereby competing directly with Infoseek. The Web browser offered by Microsoft, another widely-used browser and substantial source of traffic for Infoseek, may incorporate and promote information search and retrieval capabilities in future releases or upgrades that could make it more difficult for Internet viewers to find and use Infoseek's products and services. Microsoft recently licensed products and services from Inktomi Corporation ("Inktomi"), a direct competitor of Infoseek, and has announced that it will feature and promote Inktomi services in the Microsoft Network and other Microsoft online properties. Infoseek expects that such search services may be tightly integrated into the Microsoft operating system, the Internet Explorer browser and other software applications, and that Microsoft will promote such services within the Microsoft Network or through other Microsoft-affiliated end-user services such as MSNBC or WebTV. In addition, entities that sponsor or maintain high-traffic Web sites or that provide an initial point of entry for Internet viewers, currently offer and can be expected to consider further development, acquisition or licensing of Internet search and navigation functions competitive with those offered by Infoseek, or could take actions that make it more difficult for viewers to find and use Infoseek's products and services. For example, AOL is currently a significant shareholder of Excite and offers Excite's WebCrawler and NetFind as the exclusive Internet search and retrieval services for use by AOL's subscribers. Continued or increased competition from such consolidations, integration and strategic relationships involving competitors of Infoseek could have a material adverse effect on Infoseek's business, results of operations, financial condition and prospects.

          Competition from existing search and navigational competitors. Many companies currently offer directly competitive products or services addressing Web search and navigation, including DEC/AltaVista, Excite, HotBot, Inktomi, Lycos, CNET and Yahoo! In addition, Infoseek's Ultraseek Server product competes directly with intranet products and services offered by companies such as DEC/AltaVista, Lycos, Open Text and Verity. The Web browsers currently offered by Netscape and Microsoft, which are the two most widely-used browsers, incorporate prominent search buttons and similar features, such as features based on "push" technologies, that direct search traffic to competing services, including those that may be developed or licensed by Microsoft or Netscape in enhancements or later versions of these or other products. Many of Infoseek's existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical, marketing and distribution resources than Infoseek.

          Competition from Internet and other advertising media. Infoseek also competes with online services, other Web site operators and advertising networks, as well as traditional media such as television, radio and print for a share of advertisers' total advertising budgets. Additionally, a large number of Web sites and online services (including, among others, the Microsoft Network, MSNBC, AOL and other Web navigation companies such as Excite, Lycos and Yahoo!) offer informational and community features, such as news, stock quotes, sports coverage, yellow pages and e-mail listings, weather news, chat services and bulletin board listings that are competitive with the services currently offered or proposed to be offered by Infoseek. Moreover, Infoseek believes that the number of companies selling Web-based advertising and the available inventory of advertising space have recently increase substantially. Accordingly, Infoseek may face increased pricing pressure for the sale of advertisements and reductions in Infoseek's advertising revenues.

          Low barriers to entry for new search and navigational companies. Infoseek believes that the costs associated with developing technologies, products and services that compete with those offered by Infoseek are relatively low. As a result, as the market for Internet and intranet search and navigational products develops, other companies may be expected to offer similar products and services and directly and indirectly compete with Infoseek for advertising revenues.

     Reliance on Advertising Revenues. Infoseek has derived a substantial majority of its revenues to date from the sale of advertisements and expects to continue its dependence on advertising and related products, including channel sponsorships and, to a lesser extent, the sale of the Ultramatch advertising management system and the Ultraseek Server intranet product. Infoseek's current business model of generating revenues through the sale of advertising on the Internet, which is highly dependent on the amount of traffic on Infoseek's web site, is relatively unproven. The Internet as an advertising medium has not been available for a sufficient period of time to gauge its effectiveness as compared with traditional advertising media. In addition, most of Infoseek's current advertising customers have limited or no experience using the Internet as an advertising medium, have not devoted a significant portion of their advertising expenditures to such advertising and may not find such advertising to be effective for promoting their products and services relative to advertising in traditional media. There can be no assurance that current advertisers will continue to purchase advertising space and services from Infoseek or that sufficient impressions will be achieved or available, or that Infoseek will be able to successfully attract additional advertisers. Furthermore, with the rapid growth of available inventory on the Internet and the intense competition among sellers of advertising space, it is difficult to project future levels of advertising revenues and pricing models that will be adopted by the industry or individual companies. In addition, the ability to quickly develop new business models which will generate additional revenue sources may be vital for Infoseek to remain competitive in its marketplace. Accordingly, there can be no assurance that Infoseek will be successful in generating significant future advertising revenues or other source of revenues; failure to do so could have a material adverse effect on Infoseek's business, results of operations, financial condition and prospects.

     Technological Change and New Products and Services. The market for Internet products and services is characterized by rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. These market characteristics are exacerbated by the emerging nature of this market and the fact that many companies are expected to introduce new Internet products and services in the near future. Infoseek's future success will depend on its ability to continually and, on a timely basis, introduce new products, services and technologies and to continue to improve the performance, features and reliability of Infoseek's products and services in response to both evolving demands of the marketplace and competitive product offerings.

     In the fourth quarter of 1997, Infoseek released a new version of its service which currently features 18 "channels," designed to bring together topical information, services, products and communities on the Web. The new service provides additional opportunities for revenue from the sale of channel sponsorships as well as provides an opportunity for Infoseek to share in a portion of the revenue facilitated by its viewers with these channel sponsors. Continued market acceptance of this new version and successful conclusion of sponsorship arrangements are integral to Infoseek's competitiveness and viability. Most of Infoseek's additional channel sponsorship and partnership arrangements are dependent on an increasing level of viewer traffic. If Infoseek is unable to renew its relationship with Netscape, or if viewer traffic is otherwise materially adversely affected, Infoseek may be unable to retain its channel sponsorship and partnership arrangements. In addition, there can be no assurance that this new sponsorship service or any other new or proposed product or service will attain market acceptance, experience technological sustainability or be free of errors that require significant design modifications or that the business model to generate revenues will be successful. Failure of Infoseek to successfully design, develop, test, market and introduce other new and enhanced technologies and services, or any enhancements of Infoseek's current search technology, or the failure of Infoseek's recently introduced products and services to achieve market acceptance could have a material adverse effect upon Infoseek's business, results of operations, financial condition and prospects.

     Due to rapid technological change, changing customer needs, frequent new product and service introductions and evolving industry standards, timeliness of introduction of these new products and services is critical. Delays in the introduction of new products and services may result in customer dissatisfaction and may delay or cause a loss of advertising revenue. There can be no assurance that Infoseek will be successful in developing new products or services or improving existing products and services that respond to technological changes or evolving industry standards, that Infoseek will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new or improved products and services, or that its new products and services will adequately meet the requirements of the marketplace and achieve market acceptance. If Infoseek is unable to develop and introduce new or improved products or services in a timely manner in response to changing market conditions or customer requirements, Infoseek's business, results of operations, financial condition and prospects could be materially adversely affected.

     Management of Growth. Infoseek has recently experienced and may continue to experience rapid growth, which has placed, and could continue to place, a significant strain on Infoseek's limited number of personnel and other resources. Competition for engineering, sales and marketing personnel is intense, and there can be no assurance that Infoseek will be successful in attracting and retaining such personnel or that Infoseek will be able to manage such growth effectively. To succeed, Infoseek will need to continue to implement and improve its operational, financial and management information systems and to hire, train, motivate and manage its employees. In particular, Infoseek has experienced difficulty in hiring and retaining the personnel necessary to support the growth of Infoseek's business. The failure of Infoseek to successfully manage any of these issues would have a material adverse effect on Infoseek's business, results of operations, financial condition and prospects. Infoseek's ability to manage its growth will require a significant investment in and upgrade to its existing internal management information systems to support increased accounting and other management related functions, and a new advertising inventory management analysis system to provide enhanced internal reporting and customer feedback on advertising. These system upgrades and replacements will impact almost all phases of Infoseek's operations (i.e. planning, advertising implementation and management, finance and accounting). These systems are currently scheduled to become operational by the second half of 1998. There can be no assurance that Infoseek will not experience problems, delays or unanticipated additional costs in implementing these systems or in the use of its existing system that could have a material adverse effect on Infoseek's business, results of operations, financial condition and prospects, particularly in the period or periods in which these systems are brought online.

     Risks of Acquisition Strategy. The Company believes that it may be necessary to enter into joint ventures or other strategic relationships or to make acquisitions of complementary products, technologies or businesses in order to remain competitive. The failure of the Company to execute such a strategy may lead to decreased market share, viewer traffic or brand loyalty, which may have a material adverse effect on the Company's business, results of operations, financial condition and prospects. In addition, acquisition transactions are accompanied by a number of risks, including, among other things, the difficulty of integrating the operations and personnel of the acquired companies, the potential disruption of the Company's ongoing businesses, the inability of management to maximize the financial and strategic position of Infoseek through the successful incorporation of any acquired technology or content and rights into the Company's products and media properties, expenses associated with the transactions, additional expenses associated with amortization of acquired intangible assets, the maintenance of uniform standards, controls, procedures and policies, the impairment of relationships with employees and customers as a result of any integration of new management personnel, and the potential unknown liabilities associated with acquired businesses. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions. In addition, the proposed Starwave Acquisition and related transactions with Disney involve the following additional risks and uncertainties:

          Uncertainties Relating to Integration of Operations. The Company and Starwave have entered into the Reorganization Agreement with the expectation that the proposed Starwave Acquisition will result in long-term strategic benefits. These anticipated benefits will depend in part on whether the companies respective operations, including the Starwave joint ventures, can be integrated in an efficient and effective manner and there can be no assurance that this will occur. The combination of the companies will require, among other things, integration of the Company's and Starwave's respective product and service offerings and coordination of the companies sales, marketing and research and development efforts. There can be no assurance that the combined companies will be able to take full advantage of the combined sales force's efforts, the different geographic locations of the principal operations of each of the companies. Starwave and the Starwave joint ventures will also render such integration more difficult. Further, the combined companies will have a substantially expanded employee base which will require substantial dedication of management and other resources. Given the expanded operations of the combined companies, the combined companies businesses will be increasingly influenced by their ability to retain and recruit qualified management, engineering, and sales and marketing personnel. The failure to effectively recruit and retain sufficient and qualified personnel for the combined companies operations would have a material adverse effect on the business, results of operations, financial condition and prospects of the combined companies. There is no assurance that the foregoing will be accomplished smoothly or successfully. The integration of operations following the Starwave Acquisition will require the dedication of management resources, which may distract attention from the day-to-day operations of the combined companies. The inability of management to successfully integrate the operations of the companies could have a material adverse effect upon the business, operating results and financial condition of the combined companies.

          Risks Related to Development, Launch and Acceptance of Planned New Portal Service. Infoseek believes that development, launch and promotion of the planned New Portal Service combining certain of the content, promotion, brands and technologies of the Company, Starwave, ABCNews.com, ESPN SportsZone.com and Disney, among other things, would be a critical aspect of the combined companies efforts to attract and expand their Internet audience and to differentiate the combined companies from their competitors and that the importance of this strategy will increase due to the growing number of Internet sites and the relatively low barriers to entry in providing Internet content. While the Company currently plans to launch the New Portal Service by the end of calendar year 1998, subject to consummation of the Starwave Acquisition, there can be no assurance that the service can be successfully developed and launched in such time frame and the New Portal Service, as initially launched, may not have all of the functionality and services currently planned for such service. The foregoing estimate of the timing of the launch of the planned New Portal Service is a forward-looking statement that is subject to risks and uncertainties. Actual results may vary materially as a result of a number of factors, including but not limited to those set forth below in this paragraph, and under "--Uncertainties Related to Integration of Operations" above. If consumers do not perceive the New Portal Service content and experience to be of high quality, or if the combined companies introduce new Internet sites or enter into new business ventures that are not favorably received by consumers, the combined companies will be unsuccessful in expanding their Internet audience. There can be no assurance that the Company and Starwave will be able to successfully develop and launch the planned New Portal Service on a timely basis, or at all, and the combined companies are dependent, in part, upon Disney and the Starwave joint ventures for successful development and launch of the New Portal Service.

          Amortization of Goodwill and Increased Expenditures Will Delay Profitability of Combined Companies. Because the Starwave Acquisition will be accounted for under the "purchase" method of accounting, the purchase price will be allocated to the acquired assets and liabilities of Starwave. The Company expects to record an in-process research and development charge in the quarter the Starwave Acquisition is consummated. In addition, intangible assets related to goodwill, developed technology and assembled workforce are expected by the Company to be amortized over a period of years following consummation of the proposed Starwave Acquisition. In addition, the combined companies expect to incur increased operating expenditures associated with the expanded operations of the combined companies businesses and the development, launch and promotion of the planned New Portal Service. As a result, the combined companies profitability is expected to be delayed beyond the time frame in which the Company may have otherwise achieved profitability.

          Costs of Integration; Transaction Expenses. The Company estimates that it will incur direct transaction costs of approximately $15.0 million associated with the proposed Starwave Acquisition, which will be accounted for as part of the purchase price of the transactions. The Company also expects to incur an additional significant charge to operations, which currently cannot be reasonably estimated, in the quarter in which the proposed Starwave Acquisition is expected to be consummated, to reflect costs associated with integrating the two companies. There can be no assurance that the combined companies will not incur additional material charges in subsequent quarters to reflect additional costs associated with the proposed Starwave Acquisition.

     Further, no assurance can be given that any other acquisitions will or will not occur, that if an acquisition does occur it will not materially and adversely affect the Company or that any such acquisition will be successful in enhancing the Company's businesses. If the Company proceeds with additional significant acquisitions in which the consideration consists of cash, a substantial portion of the Company's available cash could be used to consummate the acquisitions. If the Company were to consummate one or more acquisitions in which the consideration consisted of stock, stockholders of the Company could suffer dilution of their interests in the Company.

     In addition, in the event of consummation of the Starwave Acquisition and related transactions with Disney, the Company may not (and, if Disney elects to obtain control when eligible to do so, may not) be able to account for subsequent acquisitions as pooling-of-interests and, as a result, may have to recognize significant goodwill related to the acquisition of intangibles, the amortization of which would adversely affect the Company's subsequent results of operations, and may incur charges for acquired in-process technology in the period in which the acquisition occurs that would adversely affect the Company's results of operations in such period.

     Capacity Constraints and System Failure; Advertising Management System. A key element of Infoseek's strategy is to generate a high volume of traffic to its products and services. Accordingly, the performance of Infoseek's products and services is critical to Infoseek's reputation, its ability to attract advertisers to Infoseek's web sites and market acceptance of these products and services. Any system failure that causes interruptions or that increases response time of Infoseek's products and services would result in less traffic to Infoseek's web sites and, if sustained or repeated, would reduce the attractiveness of Infoseek's products and services to advertisers and customers. In addition, an increase in the volume of searches conducted through Infoseek's products and services could strain the capacity of the software, hardware or telecommunication lines deployed by Infoseek, which could lead to slower response time or system failures. If traffic to Infoseek's web site continues to increase, there can be no assurance that Infoseek's products, services and systems will be able to scale appropriately. Infoseek is also dependent upon web browser companies and Internet and online service providers for access to its products and services, and viewers have experienced and may in the future experience difficulties due to system or software failures or incompatibilities not within Infoseek's control. Infoseek is also dependent on hardware suppliers for prompt delivery, installation and service of servers and other equipment and services used to provide its products and services. Any disruption in the Internet access and service provided by Infoseek or its service providers could have a material adverse effect upon Infoseek's business, results of operations, financial condition and prospects.

     The process of managing advertising within large, high traffic web sites such as Infoseek's is an increasingly important and complex task. Infoseek is in the process of converting from an internally developed advertising inventory management analysis system to provide enhanced internal reporting and customer feedback on advertising to a system being developed by NetGravity. Infoseek currently anticipates that this new advertising management system will be installed and become operational in the second half of 1998. To the extent that Infoseek encounters material difficulties in bringing, or is unable to bring, this new system online, Infoseek will need to acquire an alternative solution from a third party vendor or devote sufficient resources to enhance its current internally developed system. Any extended failure of, or material difficulties encountered in connection with, Infoseek's advertising management system may expose Infoseek to "make good" obligations with its advertising customers, which, by displacing advertising inventory would, among other consequences, reduce revenue and would have a material adverse effect on Infoseek's business, results of operations, financial condition and prospects.

     In addition, Infoseek's operation depends upon its ability to maintain and protect its computer systems, all of which are located at Infoseek's principal offices in Sunnyvale, California. This system is vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. Although Infoseek maintains insurance against fires, floods, earthquakes and general business interruptions, there can be no assurance that the amount of coverage will be adequate in any particular case. Infoseek does not currently have a disaster recovery plan in effect and does not have redundant systems for its service at an alternate site. Despite the implementation of network security measures by Infoseek, its servers are also vulnerable to computer viruses, break-ins and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays in or temporary cessation of service to users of Infoseek's products and services. The occurrence of any of these events would have a material adverse effect on Infoseek's business, results of operations, financial condition and prospects.

     Future Capital Needs; Uncertainty of Additional Financing. Infoseek currently anticipates that its cash, cash equivalents, short-term investments, available funds under its equipment term loan facility, approximately $70 million of cash proceeds and the Note in principal amount of $139 million from the sale of Infoseek Delaware common stock and the Warrant to Disney in connection with the Mergers, and cash flows generated from advertising revenues, will be sufficient to meet its anticipated needs for working capital and other cash requirements, assuming completion of the proposed Mergers, through at least September 30, 1999. Thereafter, Infoseek may need to raise additional funds. Infoseek may need to raise additional funds sooner, however, in order to fund more rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the shareholders of Infoseek will be reduced, shareholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of the holders of Infoseek's common stock. There can be no assurance that additional financing will be available on terms favorable to Infoseek, or at all. If adequate funds are not available or are not available on acceptable terms, Infoseek's ability to fund its expansion, take advantage of acquisition opportunities, develop or enhance services or products or respond to competitive pressures would be significantly limited. Such limitation could have a material adverse effect on Infoseek's business, results of operations, financial condition and prospects.

     Risks Associated with International Expansion. As part of its business strategy, Infoseek has begun to seek additional opportunities to expand its products and services into international markets. Infoseek believes that such expansion is important to Infoseek's ability to continue to grow and to market its products and services. In marketing its products and services internationally, however, Infoseek faces new competitors. In addition, Infoseek's success in entering international markets is dependent upon Infoseek's ability to create localized versions of its products and services. There can be no assurance that Infoseek will be successful in creating localized versions of its products and services or marketing or distributing its products abroad or that, if Infoseek is successful, its international revenues will be adequate to offset the expense of establishing and maintaining international operations. To date, Infoseek has limited experience in marketing and distributing its products and services internationally. In addition to the uncertainty as to Infoseek's ability to establish an international presence, there are certain difficulties and risks inherent in doing business on an international level, such as compliance with regulatory requirements and changes in these requirements, export restrictions, export controls relating to technology, tariffs and other trade barriers, protection of intellectual property rights, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates and potentially adverse tax consequences. In the event that in the future the combined companies derive a material portion of their revenues from international operations, the risks of fluctuations in currency exchange rates will be increased. In such event and at such time, the combined companies will evaluate whether to engage in a hedging strategy to minimize the risks of such currency fluctuations. There can be no assurance that one or more of such factors would not have a material adverse effect on any international operations established by Infoseek and, consequently, on Infoseek's business, results of operations, financial condition and prospects.

     Dependence on Key Personnel. Infoseek's performance is substantially dependent on the services of the members of its senior management team, as well as its ability to retain and motivate its officers and key employees. In addition, Infoseek has recently hired, and plans to continue to hire, a number of engineers to design and implement improvements to the integration of content with its search engine technology, which Infoseek believes will be a significant factor in its future ability to compete favorably with other navigational guides. Infoseek's future performance depends in significant part upon the contributions of its senior management personnel, including its Chairman Steven Kirsch, who is integrally involved in Infoseek's research and development efforts. Although Infoseek provides incentives such as salary, benefits and option grants (which are typically subject to vesting over four years) to attract and retain qualified employees, the loss of services of any of Infoseek's officers or other key employees would have a material adverse effect on Infoseek's business, results of operations, financial condition and prospects.

     Volatility of Stock Price. The price of Infoseek's common stock has been and may continue to be subject to wide fluctuations in response to a number of events and factors such as quarterly variations in results of operations, announcements of new technological innovations or new products and media properties by Infoseek or its competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to Infoseek, and news relating to trends in Infoseek's markets. In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of Infoseek's common stock, regardless of Infoseek's operating performance.

     Intellectual Property and Proprietary Rights. Infoseek's success depends significantly upon its proprietary technology. Infoseek currently relies on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. Infoseek seeks to protect its software, documentation and other written materials under trade secret, patent and copyright laws, which afford only limited protection. Infoseek holds two United States patents and currently has 10 United States patent applications pending and six foreign patent applications pending. There can be no assurance that the pending applications will be approved, or that if issued, such patents will not be challenged, and if such challenges are brought, that such patents will not be invalidated. There can be no assurance that Infoseek will develop proprietary products or technologies that are patentable, that any issued patent will provide Infoseek with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have a material adverse effect on Infoseek's ability to do business. Infoseek has registered and applied for registration for certain service marks and trademarks, and will continue to evaluate the registration of additional service marks and trademarks, as appropriate. Infoseek generally enters into confidentiality agreements with its employees and with its consultants and customers. Litigation may be necessary to protect Infoseek's proprietary technology. Any such litigation may be time-consuming and costly. Despite Infoseek's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of Infoseek's products or services or to obtain and use information that Infoseek regards as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that Infoseek's means of protecting its proprietary rights will be adequate or that Infoseek's competitors will not independently develop similar technology or duplicate Infoseek's products or design around patents issued to Infoseek or other intellectual property rights of Infoseek.

     There have been substantial amounts of litigation in the computer industry regarding intellectual property rights. There can be no assurance that third parties will not in the future claim infringement by Infoseek with respect to current or future products, patents, copyrights, trademarks or other proprietary rights, that Infoseek will counterclaim against any such parties in such actions or that if Infoseek makes claims against third parties with respect thereto, that any such party will not counterclaim against Infoseek in such actions. For example, Infoseek is aware of a U.S. patent recently issued to Carnegie Mellon related to Web spider technology that has been licensed to Lycos and is currently utilized in the Lycos search engine. While Infoseek currently believes, based on a preliminary review of such issued patent and consultation with its patent counsel, that the technologies employed by Infoseek in the Infoseek Service do not infringe the Carnegie Mellon patent, there can be no assurance that Infoseek would prevail if Lycos or Carnegie Mellon claimed Infoseek infringed such patent. Any such claims or counterclaims could be time-consuming, result in costly litigation, cause product release delays, require Infoseek to redesign its products or require Infoseek to enter into royalty or licensing agreements, any of which could have a material adverse effect upon Infoseek's business, results of operations, financial condition and prospects. Such royalty or licensing agreements, if required, may not be available on terms acceptable to Infoseek or at all.

     Government Regulation and Legal Uncertainties. Infoseek is not currently subject to direct regulation by any government agency, other than regulations generally applicable to businesses, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. A number of legislative and regulatory proposals are under consideration by federal, state and foreign governmental organizations, and it is possible that a number of laws or regulations may be adopted with respect to the Internet covering issues such as user privacy, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for Infoseek's products, increase Infoseek's cost of doing business, or otherwise have an adverse effect on Infoseek's business, results of operations, financial condition and prospects. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, trade secret, libel and personal privacy is uncertain and developing. Any such new legislation or regulation, or application or interpretation of existing laws, could have a material adverse effect on the combined companies' business, results of operations, financial condition and prospects.

     Because materials may be downloaded by the online or Internet services operated or facilitated by Infoseek and may be subsequently distributed to others, there is a potential that claims will be made against Infoseek for defamation, negligence, copyright or trademark infringement, personal injury or other theories based on the nature, content, publication and distribution of such materials. Such claims have been brought, and sometimes successfully pursued, against online service providers in the past. In addition, Infoseek could be exposed to liability with respect to the selection of listings that may be accessible through content and materials that may appear in chat room, instant messaging, hosted web pages or other services offered by Infoseek or Starwave. Such claims might include, among others, that by hosting or providing hypertext links to web sites operated by third parties, Infoseek is liable for copyright or trademark infringement or other wrongful actions by such third parties through such web sites. It is also possible that if any information provided through Infoseek's services, such as stock quotes, analyst estimates or other trading information, contains errors, third parties could make claims against the combined companies for losses incurred in reliance on such information. Infoseek expects to offer web-based e-mail services in the near future, which may expose it to potential risks, such as liabilities or claims resulting from unsolicited e-mail (spamming), lost or misdirected messages, illegal or fraudulent use of e-mail, harassment or interruptions or delays in e-mail service.

     From time to time, Infoseek will enter into agreements with sponsors, content providers, service providers and merchants under which it is entitled to receive a share of revenue from the purchase of goods and services by users of its online properties. Such arrangements may expose it to additional legal risks and uncertainties, including (without limitation) potential liabilities to consumers of such products and services. Although Infoseek carry general liability insurance, such insurance may not cover potential claims of this type or may not be adequate to indemnify it for all liability that may be imposed.

     Dependence on Continued Growth in Use of the Internet. Future growth in Infoseek's revenues will depend on the widespread acceptance and use of the Internet and other interactive online platforms as a source of information and entertainment and as a vehicle for commerce in goods and services. Rapid growth in the use of and interest in the Internet is a recent phenomenon, and there can be no assurance that acceptance and use of the Internet will continue to develop or that a sufficient base of users will emerge to support the combined companies' businesses. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use and access, quality of service and acceptance of advertising) remain unresolved and may negatively affect the growth of Internet use or the attractiveness of the Internet for advertising and online transactions. The Internet may not be accepted as a viable commercial medium for a number of reasons, including potentially inadequate development of the necessary network infrastructure, failure to develop or untimely development of critical enabling technologies, or inadequate commercial support for Internet-based advertising. To the extent that the Internet continues to experience an increase in users, an increase in frequency of use or an increase in the bandwidth requirements of users, there can be no assurance that the Internet infrastructure will be able to support the demands placed upon it. The widespread deployment of cable modems and other higher bandwidth enabling technologies has to date experienced delays, and continuing delays in the development and deployment of such technologies could slow the growth in the use of the Internet. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or as the result of increased government regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and could adversely affect use of the Internet generally and of Infoseek's Internet services in particular. In addition, corporations and other networks providing access to the Internet may restrict access to certain sites or hours of usage, which could limit access to and reduce traffic on the Infoseek's services. If use of the Internet does not continue to grow or grows more slowly than expected, the Internet infrastructure does not effectively support growth that may occur, or access to the Internet or Infoseek's services is otherwise restricted, Infoseek's business, financial condition and operating results would be materially adversely affected.

     Internet Security and Electronic Commerce Risks. Concerns over the security of online transactions and the privacy of users may inhibit the growth of the Internet generally, particularly as a means of conducting commercial transactions. A party who is able to circumvent Infoseek's security measures could misappropriate confidential or proprietary information or cause interruptions in the Infoseek's online operations. Infoseek expects to expend significant capital and resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches, but there can be no assurance that its efforts in this regard will be successful. To the extent that activities of Infoseek or third party contractors involve the storage and transmission of confidential or proprietary information, such as computer software or credit card numbers, security breaches could expose Infoseek to a risk of loss or litigation and possible liability. There can be no assurance that contractual provisions attempting to limit Infoseek's liability in such areas will be successful or enforceable, or that other parties will accept such contractual provisions as part of Infoseek's agreements. Infoseek currently does not maintain insurance against the foregoing risks (other than standard business interruption and crime insurance, to the extent applicable). To the extent that Infoseek derives a material portion of revenue from electronic commerce in the future, it will evaluate obtaining additional insurance for these risks. To the extent Infoseek does not or is unable to obtain adequate insurance at such time, security breaches into Infoseek's systems, if substantial or repeated, could have a material adverse effect on its business, results of operations and financial condition.

     Year 2000 Compliance. Infoseek is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The "year 2000 problem" is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

     Infoseek management has conducted a review of Infoseek's exposure to the year 2000 problem, including working with computer systems and software vendors to assure that they are prepared for the year 2000. Based on this review and discussions with such vendors, Infoseek currently believes that its internal systems are year 2000 compliant (with the exception of a single system, which is scheduled to be replaced as part of a regular upgrade program and is not material to Infoseek's operations). Infoseek does not expect to further incur any significant operating expenses or invest in additional computer systems to resolve issues relating to the year 2000 problem, with respect to both its information technology and product and service functions.

     Notwithstanding the foregoing, significant uncertainty exists concerning the effects of the year 2000 problem, including uncertainty with respect to assurances made by Infoseek's vendors. Further, Infoseek has not investigated year 2000 compliance of third parties who are not vendors of Infoseek, and does not have control over such third parties' compliance. For example, the failure of any site to which a link appears on the Infoseek Service could result in the loss of such link and therefore reduce the breadth of services offered through links from the Infoseek Service, which may in turn materially adversely affect the Infoseek Service and the value of user traffic and advertisers using such service. Any failure of Infoseek or its respective viewers, customers, linked sites, advertisers or other third parties to be year 2000 compliant could materially affect the business, results of operations, financial conditions and prospects of Infoseek.

                             SELLING STOCKHOLDERS

     The shares of Common Stock to be sold by the Selling Stockholders pursuant to this Prospectus are shares issued to the Selling Stockholders by the Company in connection with the acquisition of Quando, Inc. (the "Acquisition"). The following table sets forth the aggregate number of shares of Common Stock held by the Selling Stockholders and the aggregate number of shares of Common Stock offered by the Selling Stockholders hereunder. Except as described herein, the Company is not aware of any material relationship between the Company and any Selling Stockholder within the past three years other than as result of the acquisition and ownership of the Common Stock of the Company.

                                           NUMBER OF SHARES
                                          BENEFICIALLY OWNED                                 NUMBER OF SHARES TO BE
                                        PRIOR TO THE OFFERING          NUMBER OF           OWNED AFTER THE OFFERING
                                    ----------------------------       SHARES           --------------------------------
  NAME OF SELLING STOCKHOLDER          NUMBER         PERCENT          OFFERED(1)          NUMBER           PERCENT
-------------------------------     -------------  -------------    ---------------     --------------------------------
Former Quando, Inc. Shareholders        521,000         1.6              521,000               0               --
     Total                              521,000         1.6              521,000               0               --
                                       =========       ======           =========            ======          =======

__________________________
*Indicates less than 1%
(1) There can be no assurance that the Selling Stockholders will sell any or all of the offered shares.

                             PLAN OF DISTRIBUTION

     The Company has been advised by the Selling Stockholders that they or their pledgees, donees, transferees or other successors in interest intend to sell all or a portion of the shares offered hereby from time to time on the Nasdaq National Market and that sales will be made at prices prevailing at the times of such sales. Such persons may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In connection with any sales, the Selling Stockholders and any brokers or dealers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive no part of the proceeds of sales made hereunder.

     Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders and/or purchasers of the shares offered hereby (and, if it acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker-dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the Nasdaq National Market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     The Company has advised the Selling Stockholders that Regulation M promulgated under the Exchange Act, may apply to their sales in the market, has furnished the Selling Stockholders with a copy of this regulation and has informed them of the need for delivery of copies of this Prospectus. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

     The Company will pay all costs and expenses incurred in connection with the registration under the Securities Act of the Shares, including, without limitation, registration and filing fees, printing expenses and fees and disbursements of counsel for the Company and the Selling Stockholders. The Selling Stockholders will pay any brokerage fees and commissions and stock transfer and other taxes attributable to the sale of the Shares. The Company also has agreed to indemnify the Selling Stockholders and their respective officers and directors and each person who controls (within the meaning of the Securities Act) such Selling Stockholders against certain loses, claims, damages and expenses arising under the securities laws in connection with this offering. Each such Selling Stockholder has agreed to indemnify the Company, its officers, directors and each person who controls (within the meaning of the Securities
Act) the Company against other losses, claims, damages and expenses arising under the securities laws in connection with this offering with respect to written information furnished to the Company by such Selling Stockholder.

     Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

     There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered by them hereunder.

                                 LEGAL MATTERS

     The validity of the Company Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.


                                    EXPERTS

     The consolidated financial statements of Infoseek Corporation at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Registration Statement on Form S-3 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C., as well as the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, and Seven World Trade Center, Suite 1300, New York, New York. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is listed on the Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company are available for inspection at the National Association of Securities Dealers, Inc. at 9513 Key West Avenue, Rockville, Maryland 20850. The Commission maintains a World Wide Web site that contains reports, proxy and information statements, and other information filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.


                            ADDITIONAL INFORMATION

     The Company has filed with Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses of the sale and distribution of the securities being registered. All amounts are estimates except the SEC Registration Fee and the Nasdaq Listing of Additional Shares Fee.

                                                             AMOUNT TO BE
                                                              PAID BY THE
                                                                COMPANY
                                                             ------------
       SEC Registration Fee..................................  $   3,728
       Nasdaq Listing of Additional Shares Fee...............     13,900
       Legal Fees and Expenses...............................      7,500
       Accounting Fees and Expenses..........................      7,500
       Miscellaneous.........................................      7,372
                                                               ---------
          Total..............................................  $  40,000
                                                               =========

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 317 of the California Corporation Code authorizes a court to award or a corporation's Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article IV of the Registrant's Articles of Incorporation and Article IV of the Registrant's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California Corporations Code. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)    Exhibits

      4.1(1) Form of Stock Certificate.
      5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation.
      23.1   Consent of Ernst & Young LLP, Independent Auditors.
      23.2 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
      24.1   Power of Attorney (included on page II-3).
_________________
(1) Incorporated by reference to Exhibit 4.2 filed with the Registrant's Registration Statement on Form S-1 (File No. 333-04142) declared effective June 11, 1996.


ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference into the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 30th day of September, 1998.

                                        Infoseek Corporation

                                        By: /s/ Harry M. Motro
                                            ---------------------------------
                                        HARRY M. MOTRO
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry M. Motro, Leslie E. Wright and Andrew E. Newton and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post- effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT ON FORM S-3 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

          SIGNATURES                       TITLE                  DATE
          ----------                       -----                  ----

       /s/ Harry M. Motro        President, Chief Executive  September 30, 1998
------------------------------    Officer and Director
       HARRY M. MOTRO             (Principal Executive
                                  Officer)

       /s/ Remo Canessa          Vice President              September 30, 1998
------------------------------    and Chief Financial
       REMO CANESSA               Officer (Principal
                                  Financial and Accounting
                                  Officer)

       /s/ Steven T. Kirsch      Chairman of the Board of    September 30, 1998
------------------------------    Directors
       STEVEN T. KIRSCH
                                 Director
------------------------------
       MATTHEW J. STOVER

       /s/ John e. Zeisler       Director                    September 30, 1998
------------------------------
       JOHN E. ZEISLER

       /s/ L. William Krause     Director                    September 30, 1998
------------------------------
       L. WILLIAM KRAUSE